March 25, 2003




Blue River Bancshares, Inc.
29 East Washington Street
P. O. Box 927
Shelbyville, Indiana 46176



         Re: Blue River Bancshares, Inc. Stock Subscription Rights Offering Registration Statement on Form S-3



         We have acted as tax counsel to Blue River Bancshares, Inc., an Indiana corporation (the "Registrant"), in connection with the proposed stock subscription rights offering ("rights offering") to its shareholders. We have advised the Registrant with respect to certain federal income tax consequences of the proposed rights offering. This advice relating to the rights offering is set forth under the heading "Material Federal Income Tax Considerations" in the Prospectus, which is a part of the Registration Statement on Form S-3 ("Registration Statement") filed with the Securities and Exchange Commission ("Commission") under the Securities Act of 1933 (the "Act"), for the registration of the rights offering under the Act. We hereby adopt the description as our opinion relating to the material federal income tax consequences of the rights offering.



         We hereby consent to the use of our name under the caption "Material Federal Income Tax Considerations" in the Prospectus and the Registration Statement. In giving this consent, we do not admit that we are "experts" within the meaning of Section 11 of the Act or that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.



                                                         Very truly yours,



                                                         /s/ Krieg DeVault LLP



                                                         KRIEG DeVAULT LLP